EXHIBIT 10.7

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of August 1, 2007 (this “Agreement”), by and between Dreams, Inc., a Utah corporation, having its principal place of business at 2 South University Drive, Plantation, Florida (hereinafter “Purchaser”); and the individuals listed on Schedule A hereto (each a “Seller”, collectively, the “Sellers”). Purchaser and Seller are each a “party” and together are “parties” to this Agreement.

WITNESSETH:

WHEREAS, BKJ Consulting Corp, is an Illinois corporation having its principal place of business at 1307 Whitney Lane, Buffalo Grove, Illinois 60089 (the “Company”).

WHEREAS, the Company has Ten Thousand (10,000) authorized shares of common stock, One Thousand (1,000) of which are owned by Sellers (the “Common Stock”), which shares of Common Stock constitute all of the issued and outstanding capital stock of the Company;

WHEREAS, the Company is engaged in the sale of sports memorabilia and collectibles (the “Business”);

WHEREAS, Purchaser is a Utah corporation having its principal place of business at 2 South University Drive, Plantation Florida; and

WHEREAS, Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers all of the issued and outstanding shares of Common Stock owned by Sellers.

NOW, THEREFORE, in consideration of these premises and of the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1 Terms and Interpretation Generally. References to Articles, Sections, Annexes, Schedules and Exhibits in this Agreement are references to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise indicated. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to the singular in this Agreement shall also include the plural and vice versa. The words “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular Article, Section or other subdivision hereof or attachment hereto. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement or any party thereof to be drafted. In the computation of periods of time from a specified date to a later specified date, (i) the word “from” shall mean “from and including;” (ii) the words “to” and “until” each mean “to but excluding;” and (iii) the word “through” shall mean “to and including”. The word “or” is used in the inclusive sense of “and/or”. Except as may otherwise be expressly provided herein, whenever anything is required to be done or any action is required to be taken hereunder on or by a day which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next immediately succeeding day that is a Business Day.

1.2 Certain Terms. As used in this Agreement, the following terms have the following meanings.

“Affiliate” of any Person shall mean any other Person, which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to “control,” be “controlled by,” or be “under common control with” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, partnership interests, member interests, profit interests, by contract, or otherwise.

“Agreement” shall have the same meaning as ascribed to such term in the opening paragraph to this Agreement.

“Business” shall have the same meaning ascribed to such term in the Recitals of this Agreement.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in Fort Lauderdale, Florida are permitted or required to be closed.

“Closing” and “Closing Date” shall have the same meanings ascribed to such terms in Section 3 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“Company” shall have the meaning ascribed to such term in the opening paragraph to this Agreement.

“Company Plans” shall have the same meaning as ascribed to such term in Section 6.8 hereof.

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including:

(a) the sale of the Shares by Sellers to Purchaser;

(b) the execution and delivery of the Employment Agreements;

(c) the execution and delivery of the Promissory Notes;

(d) the performance by Purchaser and Sellers of their respective covenants and obligations under this Agreement; and

(e) Purchaser’s acquisition and ownership of the Shares and exercise of control over the Company.

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and all rules and regulations and promulgated thereunder.

“Employees” shall have the same meaning as ascribed to such term in Section 6.8 hereof.

“Employment Agreements” shall mean the agreements providing for the terms of certain employment between certain Sellers and Company, substantially in the form annexed hereto as Exhibit A.

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility Lease” shall mean the real property lease for the office located at 1307 Whitney Lane, Buffalo Grove, Illinois 60089.

“Financial Statements” shall have the same meaning as ascribed to such term in Section 6.4 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing, arbitration panel, commission or similar dispute resolving panel or body.

“Indemnifiable Claim” shall have the same meaning as ascribed to such term in Section 10.3(c) hereof.

“Indemnitee” shall have the same meaning as ascribed to such term in Section 10.3(a) hereof.

“Indemnitor” shall have the same meaning as ascribed to such term in Section 10.3(b) hereof.

“Intellectual Property Assets” shall have the same meaning as ascribed to such term in Section 6.15 hereof.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Losses” shall have the same meaning as ascribed to such term in Section 10.1 hereof.

“Material Adverse Effect” shall mean a material adverse effect on (i) the condition (financial or otherwise), results of operations, properties, prospects or assets of the Company, or (ii) the ability of the Sellers to consummate the Contemplated Transactions.

“Material Agreements” shall mean those Contracts set forth on Schedule 4.2.

“Material Contracts” shall have the meaning ascribed to such term in Section 6.18.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall mean when referring to an action taken by a person an action that:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

(b) does not require any separate or special authorization of any nature.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Promissory Notes” shall mean those promissory notes issued at closing with terms to be agreed upon, in the sum of One Million One Hundred Sixty Eight Thousand and No/100 Dollars ($1,168,000.00) by the Company to Sellers.

“Purchaser” shall have the meaning ascribed to such term in the opening paragraph to this Agreement.

“Purchaser Indemnified Parties” shall have the same meaning as ascribed to such term in Section 10.3(d) hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall refer to the Securities Act of 1933, as amended.

“Sellers” shall have the meaning ascribed to such term in the opening paragraph to this Agreement.

“Sellers’ Closing Documents” shall have the meaning ascribed to such term in Section 6.2(a).

“Sellers’ Knowledge” or “to the Knowledge of Sellers” shall mean the knowledge of Sellers, the Company’s officers, directors and senior management and such knowledge as would be reasonably expected to be known by such officers, directors and management in the ordinary and usual course of the performance of their professional responsibilities to the Company.

“Shares” shall have the same meaning ascribed to such term in Section 2.1 hereof.

“Straddle Period” shall mean all taxes imposed on the Company relating or attributable to taxable periods that begin on or before and then end after the Closing Date.

“Third Party Claim” shall have the same meaning as ascribed to such term in Section 10.4 hereof.

SECTION 2.

PURCHASE AND SALE OF THE COMMON STOCK

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers shall sell, convey, assign, transfer and deliver to Purchaser on the Closing Date (as hereinafter defined), and Purchaser shall purchase from Sellers, all of the shares of Common Stock (the “Shares”), which represent all of the issued and outstanding capital stock of the Company.

2.2 Purchase Price; Payment of Purchase Price. On the Closing Date, subject to the terms and conditions of this Agreement, Purchaser shall (i) issue 500,000, newly issued, restricted common shares of Purchaser and (ii) the issuance of the Promissory Notes and such additional shares of restricted common stock of Purchaser having a value equal to Four Hundred Twenty Eight Thousand and No/100 Dollars ($428,000.00) (the number of shares to be determined based on the average closing price of Purchaser’s common stock for the prior thirty (30) trading days ending on the trading day prior to the Closing Date) (the “Purchase Price”).

SECTION 3.

CLOSING DATE

The closing of the transactions contemplated herein (the “Closing”) shall be deemed effective as of 11:59 p.m. on August 1, 2007 (hereinafter the “Closing Date”). The Closing shall occur at such time and place as the parties shall mutually agree.

SECTION 4.

DOCUMENTS TO BE DELIVERED TO PURCHASER AT THE CLOSING

At the Closing, Sellers shall deliver to Purchaser the following documents. Receipt of such documents by Purchaser shall be a condition precedent to Purchaser’s obligation to close the transactions contemplated herein:

4.1 Stock Certificates. Stock certificates for all of the Shares with duly executed stock powers and assignments attached in proper form for transfer to Purchaser with all necessary documentary transfer stamps attached to be paid by Seller, if applicable.

4.2 Assignment of Material Agreements. Seller shall have obtained third party consents to assign the Material Agreements set forth in schedule 4.2.

4.3 Resignations. Written resignations of all officers and directors of the Company dated as of the Closing Date.

4.4 Corporate Books and Charter. The complete and correct minute book, stock transfer book and by-laws and a certified copy of the Company’s Articles of Incorporation and all amendments thereto from the State of Nevada and all other books and records relating to the Company.

4.5 Officer Representations. A certificate executed by Sellers representing and warranting to Purchaser that each of Sellers’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to Schedules that were delivered by Seller to Purchaser prior to the Closing Date).

4.6 Certificate of Good Standing. A Certificate of Good Standing of the Company issued by the Secretary of the State of the State of Illinois, certified as of a recent date.

4.7 Employment Agreements. Agreements in a form substantially similar to the documents attached hereto as Exhibit A acknowledging mutually satisfactory terms of employment between Company and each Seller.

4.8 Cancellation of Demand Notes. Sellers shall have cancelled or otherwise terminated all demand notes listed on Schedule 4.8 hereto.

4.9 Landlord Estoppel. Sellers shall have obtained and delivered an executed “Lessor’s Acknowledgment and Subordination” substantially in the form of Exhibit 4.9 hereto.

SECTION 5.

DOCUMENTS TO BE DELIVERED TO SELLER AT THE CLOSING

At the Closing, Purchaser or an Affiliate thereof shall deliver to Sellers:

5.1 Stock Issuance. 500,000 newly issued, restricted common shares of Purchaser in accordance with Section 2.2(i).

5.2 Promissory Notes. Delivery of the Promissory Notes in accordance with Schedule 5.2.

5.3 Additional Stock. Such number of additional common restricted shares of Purchaser as described in Section 2.2(ii) to the Sellers listed on Schedule 5.3.

5.4 Officers’ Certificates. A certificate executed by an officer of Purchaser attesting to the adoption of resolutions authorizing the transactions contemplated by this Agreement by the Board of Directors of Purchaser.

SECTION 6.

REPRESENTATIONS AND WARRANTIES OF SELLER

The Sellers, jointly and severally, do hereby represent and warrant to Purchaser as follows:

6.1 Organization and Good Standing. The Company is duly organized and validly existing in good standing under the laws of the State of Illinois and has the corporate power to own and lease its properties and assets with all requisite power and authority to carry on its business as it is now being conducted and to perform all its obligations under applicable Contracts. Except as disclosed on Schedule 6.1, the present nature of the Company’s business and activities do not require it to be qualified as a foreign corporation in any other state.

6.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms. Upon the execution and delivery by Sellers of the Agreement; the respective Employment Agreements (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms. Each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform their obligations under this Agreement and the Sellers’ Closing Documents.

(b) Except as set forth in Schedule 6.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time:

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) cause Purchaser or the Company to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

(c) Each Seller understands that the shares of Purchaser’s common stock are “restricted securities” and have not been registered under the Securities Act or any applicable State securities laws and is acquiring the Shares of Purchaser’s common stock for its own account and with a view to distributing or reselling such shares or any part thereof in violation of the Securities Act or any applicable State securities laws.

(d) Each Seller either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the perspective investment in the Purchaser’s Shares, and to so evaluate the merits and risks of such investment. Such Seller is able to bear the economic risk of investment in such Shares and, at the present time, is able to report a complete loss of such investment. Each Seller acknowledges that a legend may be placed on such shares to the effect that such Shares may not be offered or sold except pursuant to an effective registration statement under the Securities Act and pursuant to any available exemption from, or in a transaction not subject to the registration requirements of the Securities Act and in accordance with applicable State securities laws as evidenced by legal opinion of Counsel to Dreams, to such effect.

Except as set forth in Schedule 6.2, no Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

6.3 Capitalization. The authorized equity securities of the Company consist of Ten Thousand (10,000) shares of common stock, of which One Thousand (1,000) shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

6.4 Financial Statements and Information. Seller has delivered to Purchaser:

Unaudited balance sheet of the Company as at December 31, 2006 including the notes thereto (the “Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for each for the fiscal year then ended (including the notes thereto), (c) an unaudited consolidated balance sheet of the Company as at June 12, 2007 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the two months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 6.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated Financial Statements of the Company. The financial statements referred to in this section are defined as the “Financial Statements.”

6.5 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

6.6 Good Title; Encumbrances. Schedule 6.6 contains a complete and accurate list of all leaseholds, or other interests therein owned by the Company. The Company owns no real property. The Company owns all the properties and assets (whether personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances.

6.7 Lease of Real Property and Use of Machinery and Equipment. Schedule 6.7 attached hereto describes all leases, use, or occupancy agreements of real and/or personal property under which the Company is lessor or lessee and shows for each agreement (i) the name of parties thereto, (ii) a description of property covered, (iii) the terms of agreement, including its expiration date, (iv) monthly rental payments, and (v) the use to which the property is being put. The Company’s use of such real and/or personal property does not violate in any respect any applicable zoning, building or other laws, ordinances, regulations, restrictive covenants, conditions or requirements.

6.8 Employees. Schedule 6.8 attached hereto lists, for each current employee of the Company, the name, starting date, current annual salary (including bonus), other fringe benefits (including the use of an automobile), and the amounts of accrued sick days and vacation days (collectively, the “Employees”). Except as identified on Schedule 6.8, Seller has no “employee benefit plans” within the meaning of §3(3) of ERISA or any bonus, incentive, deferred compensation, supplemental retirement, severance or other employee benefit plans, programs or arrangements, or employment or compensation agreements, in each case for the benefit of, or relating to, Employees or former employees of the Seller or their dependents (collectively, the “Company Plans”). No Employee has resigned from the Company or otherwise had his or her employment terminated by the Company since January 1, 2007. No employee or director is in violation of or restricted by, directly or indirectly, any agreement, including, but not limited to, any agreements regarding confidentiality, non-competition, non-interference or non-solicitation, from carrying on the Business anywhere in the world for any period of time. No Employee is a party to any agreement, arrangement or understanding with the Company to share, participate in or receive any portion of the proceeds from the transactions contemplated hereby or otherwise be awarded any equity (or right to purchase equity) in the Company. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any agreement the Company is a party to or, to the knowledge of Seller, under any applicable law. Except as set forth on Schedule 6.8 on the Closing Date there will be no bonuses or severance payments owed to the current or prior Employees or the directors or officers of the Company.

6.9 Employee Relations and Agreements.

(a) Except as disclosed in Schedule 6.9(a) attached hereto, the Company is in compliance with all Federal, state and other applicable laws, respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to the knowledge of Sellers, has not and is not engaged in any discriminatory or unfair labor practice;

(b) No unfair labor practice complaint against the Company is pending or to the knowledge of Sellers threatened before any labor relations board or other tribunal;

(c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Sellers, threatened against or involving the Company;

(d) No union representation exists respecting the Employees of the Company;

(e) There is no pending or, to the knowledge of Seller, threatened grievance, or claim by any Person or former employee, officer or director of the Company, upon the Company or the conduct of its business;

(f) No collective bargaining agreement is currently being negotiated by the Company;

(g) The Company has no, and is not under any obligation to establish or maintain any, employment or collective bargaining agreements, welfare, pension, retirement, insurance or other Employee Benefit Plans except as listed in Schedule 6.9(g) attached hereto and made a part hereof. True and complete copies of said agreements and plans have been furnished to Purchaser. Schedule 6.9(g) lists all such agreements and plans presently in force showing (i) description of agreement or plan, (ii) date of agreement or plan, (iii) expiration date, (iv) employees and facilities covered, and (v) the amount of any unfunded past service liability under any agreement or plan. Each such agreement or plan has been administered in accordance with its terms and, to Sellers’ Knowledge, is in compliance with ERISA and any other applicable laws, regulations and rulings and each plan administrator and fiduciary in respect thereof is in compliance in all material respects with ERISA and any other applicable laws, regulations and rulings, and the Company has no unfunded or under funded liability under ERISA or other applicable laws, regulations or rulings. There is no material liability relating to any such agreement or plan that is required to be on the Reference Balance Sheet that is not reflected thereon;

(h) The Company has no commission or incentive compensation arrangements which have not been set forth on Schedule 6.9(h) attached hereto; and

(i) Except as identified on Schedule 6.9(i) attached hereto, no director or officer of the Company owns, directly or indirectly, any interest in, or is an officer, director, consultant, agent or employee of any entity which is, a competitor, customer, supplier, sales representative, or distributor of or to the Company.

6.10 Material Adverse Change. Since January 1, 2007, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

6.11 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 6.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable. However, at Closing, the accounts receivable amounts shall equal the accounts payables. If not, the Sellers are responsible for the difference.

6.12 Inventory.

Except as identified on Schedule 6.12, all inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The total of the Company’s inventory identified on Schedule 6.12 approximately equals One Million Eight Hundred Fifty Thousand Dollars ($1,850,000).

6.13 No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

6.14 Taxes. Except as identified on Schedule 6.14,

(a) The Company has filed all tax returns in connection with any foreign, federal, state or local taxes required to be filed, and the Company has paid or will pay all taxes due and payable in accordance with such tax returns or otherwise required to be paid. All such returns were correct and complete in all material respects. Seller has delivered to Purchaser copies of all such Tax Returns. There are no liens on any of the assets of the Company of any kind or nature that arose in connection with any failure (or alleged failure) to pay any tax. The Company has withheld and paid or collected and remitted all taxes required to have been withheld and paid in connection with amounts paid or owing to any third party, including any Employee, independent contractor, supplier, vendor, creditor or stockholder.

(b) The Company has not obtained an extension of time within which to file any tax return, which has not yet been filed. The Company has not received written notice from any Governmental Authority in a jurisdiction in which it does not file a tax return stating that it is subject to taxation by that jurisdiction.

(c) The amounts accrued as liabilities for taxes on the books of the Company and reflected on the Financial Statements are adequate to satisfy all material unpaid liabilities for taxes of the Company through the date of such Financial Statements. There is no agreement, waiver or other document extending, or having the effect of extending, the period for assessment or collection of any taxes of the Company, which extension or waiver is still in effect. The Company has delivered to Purchaser correct and complete copies of all federal income tax returns, examination reports, statements or deficiencies and similar documents prepared by any tax authority that relate to the income, operations or business of the Company with respect to any period ending on or after December 31, 2005. The Company is not a party to any tax sharing or allocation arrangement with any Person, is not a member of an affiliated group filing a consolidated federal tax return and has no liability for taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6 or any similar provision of state law, or as a transferee or successor, by contract or otherwise.

(d) No authority will assess the Company any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any Seller have knowledge.

(e) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 896(c)(2) during the applicable period specified in Code Section 896(c)(1)(A)(ii). The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

(f) Schedule 6.14(f) attached hereto sets forth the following information with respect to the Company as of the most recent practicable date: (A) the basis of the Company’s assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

(g) The unpaid taxes of the Company do not exceed the reserve for tax liability set forth on the Interim Balance Sheet.

(h) Except as set forth on Schedule 6.14(h) attached hereto, the Company’s tax returns have not been audited.

6.15 Intellectual Property.

(a) Intellectual Property Assets—The term “Intellectual Property Assets” includes:

(i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii) all copyrights in both published works and unpublished works (collectively, “Copyrights”); and

(iii) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by the Company as licensee or licensor.

(b) Agreements. Schedule 6.15(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound. There are no outstanding and, to Sellers’ Knowledge, no threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(d) Trademarks.

(i) Schedule 6.15(d) contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers’ Knowledge, no such action is threatened with the respect to any of the Marks.

(iv) To Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v) No Mark is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(e) Copyrights.

(i) Schedule 6.15(e) contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii) No Copyright is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(f) Trade Secrets.

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers’ Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

6.16 Accounts Payable; Contracts with Suppliers. Schedule 6.16 attached hereto lists the accounts payable of the Company as of the Closing Date and each agreement between the Company and its suppliers involving an aggregate purchase price of $5,000 or more by (i) name of vendor, (ii) description of goods or services, (iii) purchase order value, and (iv) balance due to vendor. No such order or agreement is subject to any escalation, renegotiation, redetermination, rebate or similar provision. However, at closing, the accounts receivable figure shall equal accounts payable. If not, Sellers are responsible for the difference.

6.17 Bank Accounts. A list of the bank accounts, and account numbers and full information in respect of all credit cards and charge accounts in the name of the Company or for which the Company is responsible, attached hereto as Schedule 6.17, is complete in all respects.

6.18 Material Contracts.

(a) Schedule 6.18(a) contains a complete and accurate list, and Sellers have delivered to Purchaser true and complete copies of the following (the “Material Contracts”):

(i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000.00;

(ii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000.00;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(iv) each licensing agreement or other Contract with respect to trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(viii) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix) each power of attorney that is currently effective and outstanding;

(x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xi) each Contract for capital expenditures in excess of $10,000.00;

(xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Schedule 6.18(a) sets forth reasonably complete details concerning such Material Contracts, including the parties to the Contracts and the amount of the remaining commitment of the Company under the Contracts.

(b) Except as set forth in Schedule 6.18(b):

(i) The Sellers do not have or may not acquire any rights under, or have or may become subject to any obligation or liability under, any Contract that relates to the Business of, or any of the assets owned or used by, the Company; and

(ii) To the Knowledge of Sellers, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to any the Company or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth in Schedule 6.18(c), each Contract identified or required to be identified in 6.18(a) is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Schedule 6.18(d):

(i) the Company is, and at all times since January 1, 2005 has been, in full compliance with all applicable terms and requirements of each Contract under which such the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 2005 has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv) the Company has not given to or received from any other Person, at any time since January 1, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

6.19 Legal Proceedings; Orders.

(a) There are no pending Proceedings:

(i) that have been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b) To the Knowledge of Seller, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(ii) the Sellers are not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(iii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(iv) Company is, and at all times since January 1, 2005, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(v) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Company, or any of the assets owned or used by the Company, is subject; and

(vi) the Company has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

6.20 Absence of Certain Changes and Events. Since January 1, 2007, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of the Company;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee excluding salary increases in the ordinary course of business;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000.00;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) material change in the accounting methods used by the Company; or

(i) agreement, whether oral or written, by the Company to do any of the foregoing.

6.21 Stockholders, Officers and Directors. The officers, directors and stockholders of the Company as of the date of this Agreement are set forth on Schedule 6.21 attached hereto and comprise all of the officers, directors and stockholders of the Company. Sellers have no knowledge of any acts or conduct by the officers and directors of the Company exceeding the scope of their authority, or acts or conduct of such officers and directors which may give rise to a liability of the Company, which has not been disclosed previously to Purchaser.

6.22 Disclosure.

(a) No representation or warranty of any Seller in this Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) To Sellers’ Knowledge, there is no fact that has specific application to any Seller or the Company and that would reasonably be likely to have a Material Adverse Effect that has not been set forth in this Agreement or in the Schedules attached hereto.

6.23 Relationship with Related Persons. Except as disclosed on Schedule 6.23, neither Sellers nor any related Person of any Seller or of the Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. Neither Sellers nor any related Person of any Seller or of the Company is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company (except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth in Schedule 6.23, neither Sellers nor any related Person of any Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

6.24 Brokers or Finders. Except as set forth on Schedule 6.24, Sellers and their agents have incurred directly or indirectly no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. Sellers agree and shall be jointly and severally responsible for any such fees and expenses.

SECTION 7.

REPRESENTATIONS AND WARRANTIES BY PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

7.1 Corporate Status. Purchaser is a corporation duly organized and validly existing in good standing under the laws of the State of Utah.

7.2 No Conflict.

The execution and delivery of this Agreement by Purchaser has been authorized by Purchaser’s Board of Directors. Except as set forth in Schedule 7.2, neither the execution and delivery of this Agreement by Purchaser nor the consummation or performance of any of the Contemplated Transactions by Purchaser will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Purchaser’s Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Purchaser;

(iii) any Legal Requirement or Order to which Purchaser may be subject; or

(iv) any Contract to which Purchaser is a party or by which Purchaser may be bound.

Except as set forth in Schedule 7.2, Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

7.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Purchaser has the right, power and authority to execute and deliver this Agreement and perform Purchaser’s obligations hereunder.

7.4 Brokers or Finders. Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Purchaser as a result of the action of Purchaser or its officers or agents.

SECTION 8.

ADDITIONAL CONDITIONS TO CLOSING

8.1 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

SECTION 9.

POST-CLOSING COVENANTS

Seller covenants and agrees as follows:

9.1 Publicity. Except as may be required by applicable law, (a) no party shall issue any press release or make any other public disclosure concerning the transactions contemplated by this Agreement, including the terms of this Agreement or of any other document required to be executed in order to consummate the transaction, without the prior written consent of the other parties, which consent shall not be unreasonably withheld and (b) if any party is required by law to issue a press release or make any other public disclosure prior to such consent, such party shall use its reasonable efforts to inform the other parties hereto prior to issuing it.

9.2 Tax Returns. Sellers shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date, which are required to be filed after the Closing Date. Seller shall permit Purchaser to review and comment on each such tax return prior to filing. All such tax returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company. If any such tax returns are due after the closing and if the Seller is not authorized to file such tax return by law, the Sellers shall submit drafts of such returns to the Purchaser for its review at least 20-days prior to the due date of any such tax return, provided, however, that such drafts of any such tax return shall be subject to the Purchaser’s review and approval. If the Sellers are not authorized to file such tax return by law, Purchaser shall timely file (or cause to be filed) such tax return due after the Closing Date with the appropriate taxing authorities. The Sellers shall pay or cause to be paid all taxes due and payable in respect of such pre-closing period tax return to the Purchaser no later than three-days prior to the due date of such tax return. The Purchaser shall, in connection with its obligation to file (or cause to be filed) such tax return, pay (or cause to be paid) to the appropriate tax authority the amount of taxes shown to be due on such tax return.

The Purchaser shall prepare and file or cause the Company to prepare and timely file, all tax returns to be filed by the Company, for all Straddle Periods (as defined herein). All such tax returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable law. The Purchaser shall deliver drafts of all such tax returns to the Seller for its review at least 30-days prior to the due date of any such tax return (taking into account valid extensions) and shall notify the Sellers of the Purchaser’s calculation of the Sellers’ share of the taxes of the Company for any Straddle Period, provided, however, that such tax returns and such calculation of the Sellers’ share of the tax liability for such period shall be subject to the Sellers’ review and approval, which approval shall not be unreasonable withheld or delayed.

No later than five days prior to the filing of such tax return, the Seller shall deliver to Purchaser in immediately available funds the amount of Sellers’ share of the tax liability for such period. Subject to the preceding sentence, the Purchaser shall pay or cause to be paid their allocable share of any taxes due and payable in respect of such period. The parties shall act in good faith to resolve any dispute prior to the date on which a tax return is required to be filed. If the parties hereto cannot resolve any disputed item, the item in question shall be resolved by an accounting firm, which may be the accounting firm for the Purchaser, as promptly as practicable. The fees and expenses of the accounting firm shall be paid one half by the Sellers and one half by the Purchaser.

The Sellers shall make available to the Purchaser all tax returns (and other information related to taxes, including tax work papers and files in its possession) of the Company for taxable periods ending on December 31, 2006 and thereafter as well all other information to the extent available. Sellers shall retain all books and records with respect to the tax matters pertinent to the Company relating to any tax period being before the Closing Date until the expiration of the statute of limitations or the respective taxable periods and shall abide by all record retention agreements with any tax authority.

9.3 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

SECTION 10.

INDEMNIFICATION; REMEDIES

10.1 Indemnification by Sellers. Subject to the provisions of this Section 10, Sellers hereby agree jointly and severally to indemnify, defend and hold harmless Purchaser, and each other Purchaser Indemnified Party from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, incurred in the enforcement of the obligations under this Section 10 or settlements (hereinafter referred to as “Losses”) incurred, suffered or threatened arising out of or resulting from:

(a) Any misrepresentation, breach of any representation and warranty of any Seller in this Agreement or any Schedule or Exhibit hereto;

(b) Any breach or non-fulfillment of or any failure to perform, any of the covenants, agreements or undertakings of Sellers contained in or made pursuant to this Agreement or any Schedule or Exhibit hereto;

(c) Any product sold by or any services provided by the Company prior to the Closing Date;

(d) Any payables or other obligations of the Company existing or relating to matters prior to the Closing Date;

(e) Any returns after the Closing Date on account of merchandise sold prior to the Closing Date;

(f) All interest, penalties, costs and expenses arising out of or related to any indemnification made under this Section 10.1.

10.2 Indemnification by Purchaser. Subject to the provisions of Section 10.2, Purchaser agrees to indemnify, defend and hold harmless Sellers from and against any and all Losses incurred, suffered or threatened arising out of or resulting from:

(a) Any misrepresentation, breach of any representation and warranty of Purchaser in this Agreement or any Schedule or Exhibit hereto;

(b) Any breach or non-fulfillment of or any failure to perform, any of the covenants, agreements or undertakings of Purchaser contained in or made pursuant to this Agreement or any Schedule or Exhibit hereto.

10.3 Indemnification Definitions. For the purposes of this Section 10, the following terms shall have the following meanings:

(a) “Indemnitee” shall mean a party or other Person seeking indemnification pursuant to this Agreement.

(b) “lndemnitor” shall mean a party, which is required or requested to provide indemnification pursuant to this Agreement.

(c) “Indemnifiable Claim” means any claim or other proceeding with respect to which an Indemnitee may be entitled to indemnity hereunder.

(d) “Purchaser Indemnified Parties” shall mean Purchaser, and any officer, director, employee, agent, affiliate, and permitted assignee of Purchaser.

(e) “Seller Indemnified Parties” shall mean any Seller.

10.4 Notification of Indemnifiable Claims. In the event of the occurrence of an event which any party asserts constitutes an Indemnifiable Claim, the Indemnitee shall provide prompt notice of such event to Seller (in the case of a Purchaser’s Indemnifiable Claim) or to Purchaser (in the case of a Sellers’ Indemnifiable Claim) and shall otherwise make available to the Indemnitor all relevant information which is material to the Indemnifiable Claim and which is in the possession of the Indemnitee. Prompt notice shall mean no more than fifteen (15) days from the date in which a party knows or should have known of an Identifiable Claim. An Indemnitee’s failure to give timely notice or to furnish the Indemnitor with any relevant data and documents in connection with any Third-Party Claim (as defined below) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the Indemnitor. If such event involves the claim of any third party (a “Third-Party Claim”) and, so long as the Indemnitor has acknowledged its liability for such indemnification hereunder, the Indemnitor shall (and shall upon the request of Indemnitee), at its sole expense, (without prejudice to the right of the Indemnitee to fully participate at its own expense through counsel of its own choosing) assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the Indemnitee, no later than thirty (30) days following notice thereof by the Indemnitee or such shorter time period as required so that the interests of the Indemnitee would not be materially prejudiced as a result of the failure to have received such notice; provided that (i) the Indemnitor shall obtain the consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on the Indemnitee any material liability or obligation not covered by the indemnity obligations of the Indemnitor under this Agreement (including without limitation, any injunctive relief or other remedy) and (ii) if the Indemnitee shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist, the Indemnitee shall have the right to select separate counsel to participate in the defense of such actions on its behalf at its sole expense. In connection with any Third-Party Claim, the Indemnitee, or the Indemnitor if it has assumed the defense of such claim pursuant to this Section, shall diligently pursue the defense of such Third-Party Claim. The parties hereto agree to cooperate with each other in connection with the defense, negotiation or settlement of any Third-Party Claim.

Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the failure of Indemnitor to assume the defense of Indemnitee in a matter for which Indemnitor is obligated to assume the defense of Indemnitee pursuant to this Agreement, and for which Indemnitee has requested that Indemnitor assume such defense, shall be deemed a material breach of this Agreement.

SECTION 11.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS

All covenants and agreements shall survive the Closing and shall be fully effective and enforceable until the covenant or agreement has been fully performed. All representations and warranties made by the parties hereto and in any writing relating or pursuant to this Agreement or in connection with the transactions contemplated hereby, and in any certificate or other document furnished by any party to any other party pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall survive and continue in force after the Closing for a period of twenty-four (24) months, after which they shall be null and void and without further force and effect (except with respect to any Indemnifiable Claims asserted prior to and pending at the time of such expiration). Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party or by anyone on behalf of such party.

SECTION 12.

EXPENSES

Except as provided herein, each party shall bear its own costs and expenses in connection with this Agreement and the consummation of the transactions provided for herein. Without limiting the generality of the foregoing, Sellers shall pay all taxes, including without limitation, federal, state and local income taxes, if any, arising out of, resulting from or imposed by reason of the sale, assignment, transfer or delivery herein of the Shares to Purchaser.

SECTION 13.

MISCELLANEOUS

13.1 Governing Law; Jurisdiction Venue. In the event of any suit, action or otherwise under this Agreement or otherwise, each party hereby irrevocably agrees only to bring a proceeding in any applicable court sitting in Broward County, Florida. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which they may now have now or hereafter have to the laying of any such venue of any such proceeding brought in such a court and claim that such proceeding brought in such a court has been brought in an inconvenient form.

13.2 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties to and their respective successors, legal representatives and permitted assigns. Purchaser may assign this Agreement or any rights hereunder to an entity controlling, controlled by or under common control with Purchaser and in the event of any such assignment all references to Purchaser in this Agreement shall be deemed to refer to such assignee. Sellers shall not assign or transfer any rights or privileges hereunder without the prior written consent of Purchaser, and any attempted assignment or transfer without the written consent of Purchaser shall be void.

13.3 Documents to be Satisfactory. All documents and instruments to be delivered under this Agreement, whether prior to, at or following the Closing, shall be in form and substance reasonably satisfactory to counsel for the party receiving the same.

13.4 Entire Agreement; Changes to be in Writing. This Agreement together with the attached Exhibits and Schedules embodies the entire agreement and understanding between the parties and supersedes any previous agreements and understandings among the parties with respect to those matters. There are no oral agreements between or among the parties with respect to the transactions contemplated herein. No waiver, change, amendment or discharge of any term or condition hereof or any consent on the part of any party hereto shall be of any force or effect unless made in writing and signed by the party to be bound thereby.

13.5 Notices. Any notice, request, instruction, consent, approval or other communication provided for herein shall be sufficiently given if given in writing and delivered personally or sent by certified or registered mail, postage prepaid, or by overnight courier, as follows:

(a)	If to Purchaser addressed to:	Dreams, Inc.

Two South University Drive
Suite 325
Plantation, Florida 33324
Facsimile: 954-475-8785

	with a copy to:	Joel D. Mayersohn, Esq.
Arnstein & Lehr LLP
200 East Las Olas Boulevard
Suite 1700
Fort Lauderdale, Florida 33301
Facsimile: 954-713-7700

(b)	If to Sellers, addressed to:	Mark Schwartz
575 Waukegan Road
Northbrook, IL 60062

	with a copy to:	Noel Dennis, Esq.
433 N. Milwaukee Avenue
Wheeling, IL. 60090
Facsimile: 847-520-8101

13.6 Headings Solely for Convenience. The headings contained in this Agreement are set forth for the purpose of convenience only and shall be given no effect in the construction or interpretation of this Agreement.

13.7 Remedies. All rights and remedies of any party under any provision of this Agreement shall be in addition to any other rights and remedies provided for by any law of any kind (including all forms of legal and equitable relief, including specific performance), all rights and remedies contemplated in the preceding part of this sentence shall be independent and cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy.

13.8 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law, and (b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.9 Third Party Beneficiaries. Except as contemplated by Section 10, the provisions of this Agreement (a) are for the sole benefit of the parties, and (b) shall not create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.

13.10 Further Assurances. Each party shall, at the reasonable request of any other party hereto, execute and deliver to such other party all such documents, instruments, assignments, assurances and other documents, and take such actions as other party may reasonably request in connection with the carrying out of the terms and provisions of this Agreement, including, in the case of Seller making available to Purchaser any and all financial records necessary for the Purchaser to cause to be prepared all of the financial statements for the Company.

13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Purchaser:

DREAMS, INC.

By:	/s/ David M. Greene
Name:	David M. Greene
Title:	Senior Vice President

Sellers:

By:	/s/ Mark Schwartz
Name:	Mark Schwartz

By:	/s/ Marlene Schwartz
Name:	Marlene Schwartz

By:	/s/ Brian Schwartz
Name:	Brian Schwartz

By:	/s/ Joel Schwartz
Name:	Joel Schwartz

By:	/s/ Kevin Schwartz
Name:	Kevin Schwartz

SCHEDULE 5.2

AND

SCHEDULE 5.3

Kevin Schwartz:	$470.000

$170,000 in stock

$80,000 in 5 year note that can be redeemed after 1 year

$220,000 in 5 year note that can be redeemed after 3 years

Joel Schwartz:	$132,000

$32,000 in stock

$100,000 in 5 year note that can be redeemed after 3 years

Mark and Marlene Schwartz	$624,000

$106,000 in stock

$518,000 in 5 year note

Brian Schwartz	$370,000

$120,000 in stock

$50,000 in 5 year note that can be redeemed after 1 year

$200,000 in 5 year note that can be redeemed after 3 years

7% interest per year on all notes

EXHIBIT A

Employment Agreement

2

EXHIBIT 4.9

Form of Lessor’s Acknowledgment and Subordination

3